PROXY RESULTS


     Shareholders of each Series voted on the following proposals at a Special Meeting of Shareholders held on June 30, 1998, in New York, New York. The description of each proposal and number of shares voted are stated below. The shareholders of all five Series voted collectively in respect of the election of Directors and the ratification of the selection of independent auditors. In respect of the proposals relating to the interim and new subadvisory agreements, the shareholders of each Series voted separately. Each Director was elected, the selection of Deloitte & Touche LLP as auditors was ratified, and the interim and new subadvisory agreements were approved.


ELECTION OF DIRECTORS:

                                       For                  Withheld
                                      ----                 -----------
John R. Galvin                     105,497,129              1,987,168
Alice S. Ilchman                   105,505,135              1,979,161
Frank A. McPherson                 105,505,057              1,979,239
John E. Merow                      105,504,427              1,979,869
Betsy S. Michel                    105,501,319              1,982,977
William C. Morris                  105,508,287              1,976,009
James C. Pitney                    105,493,493              1,990,804
James Q. Riordan                   105,498,612              1,985,684
Richard R. Schmaltz                105,505,948              1,978,349
Robert L. Shafer                   105,504,103              1,980,194
James N. Whitson                   105,508,491              1,975,806
Brian T. Zino                      105,505,870              1,978,427

RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS:

                                                             For           Against        Abstain
                                                            ----         -----------     ---------
                                                         103,834,744        828,074     2,821,124

APPROVAL OF INTERIM SUBADVISORY AGREEMENTS
  BETWEEN J. & W. SELIGMAN & CO. INCORPORATED
  AND SELIGMAN HENDERSON CO.:

Seligman Henderson International Fund                      2,592,848          8,037       129,431
Seligman Henderson Emerging Markets Growth Fund            6,848,574        106,520       246,368
Seligman Henderson Global Growth Opportunites Fund        13,627,795        126,041       551,941
Seligman Henderson Global Smaller Companies Fund          42,166,124        466,464     1,501,383
Seligman Henderson Global Technology Fund                 36,921,480        535,865     1,655,339

APPROVAL OF NEW SUBADVISORY AGREEMENT
  BETWEEN J. & W. SELIGMAN & CO. INCORPORATED
  AND HENDERSON INVESTMENT MANAGEMENT LIMITED,
  EFFECTIVE JULY 1, 1998:

Seligman Henderson International Fund                      2,591,707          9,988       128,623
Seligman Henderson Emerging Markets Growth Fund            6,848,518        104,254       248,682
Seligman Henderson Global Growth Opportunites Fund        13,624,535        139,654       541,561
Seligman Henderson Global Smaller Companies Fund          42,320,799        466,271     1,346,898
Seligman Henderson Global Technology Fund                 36,895,609        551,029     1,666,034